Exhibit 99.1

RBS CITIZENS BANK ENTERS INTO LICENSE AGREEMENT WITH LML

LML and RBS Settle Litigation

VANCOUVER, BC, December 31, 2009 - LML Patent Corp. (“LML”), a wholly-owned, indirect subsidiary of LML Payment Systems Inc. (the “Corporation”) (Nasdaq: LMLP) announced today that RBS Citizens Bank N.A. (“RBS”) has entered into a Settlement and License Agreement (the “Agreement”) with respect to litigation filed by LML in the US District Court for the Eastern District of Texas alleging that RBS infringed U.S. Patent No. RE40220.

The Agreement provides RBS with a license to LML’s patents for electronic check conversion transactions including “ARC”, “WEB”, “POP”, “TEL” and “BOC”.  In connection with the Agreement, RBS has agreed to pay LML compensation in the amount of $1,150,000 for releases, licenses, covenants and all other rights granted under the Agreement.  The remaining financial terms of the Agreement are confidential.

“We are extremely pleased to have settled our litigation with RBS and we welcome them as valued licensees,” said Patrick H. Gaines, chief executive officer.

LML was represented in the license negotiations by the law firm McKool Smith P.C.

About LML Payment Systems Inc. (www.lmlpayment.com)

LML Payment Systems Inc., through its subsidiaries Beanstream Internet Commerce Inc. in Canada and LML Payment Systems Corp. in the U.S., is a leading provider of financial payment processing solutions for e-commerce and traditional businesses.  We provide credit card processing, online debit, electronic funds transfer, automated clearinghouse payment processing and authentication services, along with routing of selected transactions to third party processors and banks for authorization and settlement. Our intellectual property estate, owned by subsidiary LML Patent Corp., includes U.S. Patent No. RE40220, No. 6,354,491, No. 6,283,366, No. 6,164,528, and No. 5,484,988 all of which relate to electronic check processing methods and systems.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as "aims," "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects" or "targets" or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Corporation’s actual results include, among others, the impact, if any, of stock-based compensation charges, the potential failure to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect the Corporation’s financial results is included in the Corporation’s quarterly reports on Form 10-Q and our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Corporation undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

CONTACTS:

Patrick H. Gaines
CEO
(604) 689-4440

Investor Relations
(800) 888-2260